August 25, 2023

Acreage Holdings, Inc.
366 Madison Avenue, 14th Floor New York, NY 10017 USA

Dear Sirs/Mesdames:
DLA Piper (Canada) LLP
Suite 2800, Park Place 666 Burrard St
Vancouver BC V6C 2Z7 www.dlapiper.com

FILE NUMBER:    101053-00001
Re:    Acreage Holdings, Inc. Omnibus Incentive Plan - Registration Statement on Form S-8

We have acted as Canadian counsel to Acreage Holdings, Inc. (“Acreage”), a company continued under the laws of the Province of British Columbia, in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by Acreage with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance by Acreage of Class D subordinate voting shares and/or Class E subordinate voting shares (collectively, the “Subordinate Voting Shares”) upon exercise or redemption of awards (“Awards”) granted or issued under Acreage’s Second Amended and Restated Omnibus Incentive Plan effective as of September 23, 2020 (the “Plan”). Our opinion expressed herein is delivered in connection with the Registration Statement to which this letter appears as an exhibit.

We have examined the Registration Statement and the Plan, which has been filed with the Commission as an exhibit to the Registration Statement. We have also examined the originals, or duplicate, certified, conformed, telecopied or photostatic copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have considered necessary or relevant for the purposes of our opinion. With respect to the accuracy of factual matters material to our opinion, we have relied upon certificates of public officials and representatives of Acreage.

In rendering our opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as duplicates, certified, conformed, telecopied or photostatic copies, and the authenticity of the originals of such latter documents.

Our opinion expressed herein is rendered solely with respect to the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

Based and relying upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that Subordinate Voting Shares, up to an amount authorized by Acreage under the Plan as at the date hereof, issued upon the valid exercise or redemption of Awards granted in accordance with the terms of the Plan, including, in each case, receipt by Acreage of payment in full for the Subordinate Voting Shares in respect of which such Awards are exercised or redeemed, will be validly issued, fully-paid and non-assessable.

We hereby consent to the use of our name in, and the filing of this letter as an exhibit to, the Registration Statement. In providing such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Yours very truly,
DLA Piper (Canada) LLP

/s/ DLA Piper (Canada) LLP